UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Gateway Energy Corporation
(Name of Registrant as Specified In Its Charter)

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On April 12, 2010, Gateway Energy Corporation mailed the following letter to its stockholders.

April 12, 2010

Dear Stockholders:

Soon, you will be receiving a request from Frederick M. Pevow, Jr. and his affiliate GEC Holding, LLC (collectively, "Pevow"), seeking your written consent to remove substantially all of the current members of Gateway's Board of Directors and replace them with his hand-picked nominees.  Your Board of Directors urges you to take no action on the consent solicitation by Pevow.  Gateway's current Board includes six independent directors with significant financial and management experience in the energy industry.  These directors are working for the best interests of all Gateway stockholders and are not beholden to any single stockholder or small group of stockholders.  You should consider that:

•	Gateway is on the right track:

o	nearly all current directors have joined the Board since Gateway's turnaround beginning May 2005

o	the current Board has significant financial and industry experience which generates opportunities and valuable relationships for the company

o
even after the collapse of natural gas prices and the effects of hurricane Ike, Gateway's stock price has risen about 70% since the appointment of current management in May 2005 and prior to the collapse of natural gas prices, the stock price had increased approximately 370%

o	stockholders' equity, a measure of the value of a stockholder's ownership in the company, has increased over 300% from $4.0 million on June 30, 2005 to $12.1 million on December 31, 2009

o	aggressively addressing general and administrative costs with salary freezes, large reductions in insurance costs and other steps, which should lead to a significant decline in 2010

o
recently acquired the Hickory Creek Gathering System, located in the core of the Barnett Shale in north Texas, which is expected to generate at least $770,000 of additional revenues in 2010 without a significant increase in costs and expenses

o	eliminated an estimated $3.4 million in future abandonment obligations with the sale of the Shipwreck offshore platform in 2009

•	Pevow has only recently invested in Gateway and has not identified any specific experience in the pipeline business

•	Pevow's hand-picked nominees have far less energy experience than Gateway's current Board

•	Pevow has not offered any tangible solutions for the improvement of Gateway's operations

•	His intention to replace the entire independent Board with his selected nominees and take control of the company, supports the Board's concerns that he may be motivated solely by self interest

•	Gateway's Chairman even offered to discuss a Board seat for Pevow, but he declined

•	Gateway's Board of Directors unanimously believes that Pevow’s proposals are not in your best interests.

Your current Board and management have charted a course that we believe will lead to significant shareholder value.  We urge you to take no action on Pevow's consent solicitation.

Sincerely,

                                                                                /s/  Robert Panico
                                                                                       Robert Panico, President and Chief Executive Officer

Information Regarding the Solicitation of Consent Revocations

Gateway filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") on March 31, 2010 concerning the consent solicitation by Pevow and Gateway's solicitation of revocations of any consents given to Pevow.  The definitive proxy statement will be mailed to the stockholders of Gateway.

STOCKHOLDERS OF GATEWAY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT GATEWAY, PEVOW'S CONSENT SOLICITATION AND GATEWAY'S CONSENT REVOCATION SOLICITATION.

Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed by Gateway with the SEC (when available) at the SEC’s Web site at www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by Gateway by contacting The Altman Group, Inc., 1200 Wall Street West, 3rd Fl., Lyndhurst, NJ 07071, toll free number (877) 297-1743.

Gateway and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from Gateway stockholders in respect of the Pevow consent solicitation.  Information about the directors and executive officers of Gateway and their respective interests in Gateway by security holdings or otherwise is set forth in its proxy statement relating to the 2009 annual meeting of stockholders filed with the SEC on April 24, 2009 and its Annual Reports on Form 10-K previously filed with the SEC. Investors may obtain additional information regarding the interest of the participants by reading the preliminary proxy statement. Each of these documents is, or will be, available for free at the SEC’s Web site at www.sec.gov and from The Altman Group, Inc., 1200 Wall Street West, 3rd Fl., Lyndhurst, NJ 07071, toll free number (877) 297-1743.